EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 27th day of March, 2008, by and between Rubicon Financial Incorporated, a Delaware corporation (“Rubicon”), and Terence Davis (“Davis”).

W I T N E S S E T H:

WHEREAS, the officers, managers and/or directors of Rubicon are of the opinion that Davis has education, experience and/or expertise which is of value to Rubicon and its owners, and

WHEREAS, Rubicon and Davis desire to enter into this Employment Agreement, pursuant to which Davis shall be employed by Rubicon, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, Rubicon and Davis agree as follows:

1.	EMPLOYMENT. Rubicon hereby agrees to employ Davis and Davis hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term: The Term of this Agreement shall commence on the date hereof and expire on March 31, 2009, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2	Renewal Term(s): This Agreement shall automatically be extended for additional one (1) year renewal terms unless earlier terminated in accordance with the provisions of Section 6 below.

3.	COMPENSATION.

3.1

Salary: Rubicon shall pay Davis a base annual salary of Eight Thousand Dollars ($8,000) per month, payable in accordance with Rubicon’s normal policies but in no event less often than semi-monthly (the “Salary”).

3.2	Stock Option Plan/Stock Purchase Plan: Davis shall be eligible to participate in Company’s Stock Option Plan and Stock Purchase Plan during the term of employment.

4.	EMPLOYEE BENEFITS.

4.1

General Benefits: Davis shall be entitled to receive or participate in all benefit plans and programs of Rubicon currently existing or hereafter made available to executives or senior management of Rubicon, including but not limited to, dental and medical insurance, including coverage for dependents of Davis, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2

Director and Officer Insurance: Rubicon shall use commercially reasonable efforts to purchase and maintain a Directors and Officers liability insurance policy on terms and conditions deemed acceptable by the Board of Directors, acting in good faith, which policy shall cover Davis at all times during his employment Term, including any Renewal Term(s). Such liability insurance shall be at a value of a minimum of One Million dollars ($1,000,000).

4.3

Business Expense: Davis shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Rubicon, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities. Additionally, Davis shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Davis in performing Davis’s duties and obligations under this Agreement. Rubicon shall reimburse Davis for such expenses on a monthly basis, upon submission by Davis of appropriate receipts, vouchers or other documents in accordance with Rubicon’s policy.

4.4

Cellular Telephone: Rubicon shall provide Davis with a cellular telephone for use on Rubicon’s business and Rubicon shall be responsible for all costs and expenses incurred in connection with the operation and use of such cellular telephone, including but not limited to, monthly service charges and maintenance; provided, however, that Rubicon shall not be responsible for costs and expenses incurred for personal use of Davis.

4.5

Vacation: Davis shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of two (2) weeks during which time Davis’s compensation will be paid in full. Unused days of vacation will be compensated in accordance with Rubicon’s policy as established by Rubicon from time to time. Davis may take the vacation periods at any time during the year as long as Davis schedules time off as to not create hardship on Rubicon. In addition, Davis shall have such other days off as shall be determined by Rubicon and shall be entitled to paid sick leave and paid holidays in accordance with Rubicon’s policy.

5.	DUTIES/SERVICE

5.1

Position: Davis is employed as President and a nominated Member of the Board of Directors and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Rubicon.

5.2	Place of Employment: The place of Davis’s employment and the performance of Davis’s duties will be at Rubicon’s corporate headquarters or at such location as agreed upon by Rubicon and Davis.

5.3

Extent of Services: Davis shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Rubicon. The precise services of Davis may be extended or curtailed, from time to time at the discretion of Rubicon, and Davis agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Rubicon. However, Rubicon shall not materially alter Davis’s title, duties, obligations or responsibilities or transfer Davis outside of the Orange County, California area without Davis’s prior written consent.

5.3.1    Except as otherwise agreed by Rubicon and Davis in writing, it is expressly understood and agreed that Davis’s employment is fulltime and of a critical nature to the success of Rubicon and is therefore exclusive. Davis may not be employed by other entities, except for subsidiaries of Rubicon, or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. Rubicon acknowledges that Davis presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached her! eto; or (b) do not compete with Rubicon or interfere with the performance of Davis’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.

5.3.2    Additionally, Rubicon recognizes that Davis has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with Rubicon in the reasonable judgment of the Board of Directors. Rubicon recognizes that such equity positions may occasionally require some limited attention from Davis during normal business hours. However, Davis agrees that if such time is considered excessive by the Board of Directors, Davis shall be so advised and noticed by Rubicon and Davis shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.

TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Davis’s resignation, death or permanent disability or incapacity; or (b) by Rubicon at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1

BY RESIGNATION. If Davis resigns with “Good Reason” (as defined below), this Agreement shall terminate but Davis shall continue to receive, through the end of the Term of this Agreement Davis’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Davis of duties substantially and materially inconsistent with the position and nature of Davis’s employment, the substantial and material reduction of the duties of Davis which is inconsistent with the position and nature of Davis’s employment, or the change of Davis’s title indicating a substantial and material change in the position and nature of Davis’s employment; (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Davis’s compensation and benefits without Davis’s written consent; (iii) the failure by Rubicon to obtain from any successor, an agreement to assume and perform this Agreement; or (iv) a corporate “Change In Control” (as defined below). For purposes of this Agreement, “Change In Control” shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Rubicon’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Rubicon’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of the Rubicon’s assets in complete liquidation or dissolution of Rubicon other than in connection with a transaction described in Section 6.1(1) above. If Davis resigns without Good Reason, Davis shall be entitled to receive Davis’s Salary only through the date of such resignation.

6.2

BY REASON OF INCAPACITY OR DISABILITY: If Davis becomes so incapacitated by reason of accident, illness, or other disability that Davis is unable to carry on substantially all of the normal duties and obligations of Davis under this Agreement for a continuous period of one-hundred-twenty (120) days (the “Incapacity Period”), this Agreement shall terminate but Davis shall receive, during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), Davis’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Davis pursuant to any disability insurance! policy proceeds. For purposes of the foregoing, Davis’s permanent disability or incapacity shall be determined in accordance with Rubicon’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Rubicon’s Board of Directors in its good faith judgment based upon Davis’s inability to perform normal and reasonable duties and obligations.

6.3

BY REASON OF DEATH: If Davis dies during the Term of this Agreement, Rubicon shall pay to the estate of Davis, for a period of six (6) months beginning on the date of death (the “Extended Period”), Davis’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect. Other death benefits will be determined in accordance with the terms of Rubicon’s benefit plans and programs.

6.4

FOR CAUSE. If the Term of this Agreement is terminated by Rubicon for Cause Davis shall be entitled to receive Davis’s Salary only through the date of termination. However, if a dispute arises between Rubicon and Davis that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Rubicon shall have the option to pay Davis the lump sum of six (6) months base of Davis’s Salary at the time of termination (the “Severance Payment”) rather than Davis’s Salary through the date of termination. Such determination to pay the Severance Payment in lieu of Davis’s Salary shall be made in the reasonable judgment of the Board of Directors. If Rubicon elects to make a payment to Davis of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Davis’s complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) an adjudication of Davis’s fraud, theft or dishonesty with respect to Rubicon; (ii) Davis’s conviction of a felony, a crime involving moral turpitude or other act causing material harm to Rubicon’s standing and reputation; (iii) Davis’s continued material failure to perform Davis’s duties to Rubicon after thirty (30) days’ written notice thereof to Davis; or (iv) gross negligence or willful misconduct by Davis with respect to Rubicon.

6.5

WITHOUT CAUSE. If, during the Term of this Agreement, Rubicon terminates Davis’s employment without Cause: (a) Davis shall be entitled to receive, through the end of the Term of this Agreement, Davis’s Base Salary, payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect. The payments provided by Sections 6.5 and 6.6 shall be Davis’s complete and exclusive remedy for any termination without Cause.

6.6

EFFECT OF TERMINATION ON UNUSED VACATION TIME: Upon the termination of this Agreement for any reason whatsoever, Davis shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

7.	Trade Secrets and Confidentiality:

7.1

Nondisclosure. Without the prior written consent of Rubicon, Davis shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Davis’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Rubicon and/or its Affiliates, as hereinafter defined, it being the intent of Rubicon, with which intent Davis hereby agrees, to restrict Davis from disseminating or using any like information that is unpublished or not readily available to the general public.

7.1.1

Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Rubicon.

7.2

Return of Property. Upon the termination of this Agreement, Davis shall deliver to Rubicon all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Rubicon or its Affiliates and their activities, business and customers.

7.3

Notice of Compelled Disclosure. If, at any time, Davis becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Davis shall provide Rubicon with prompt, prior written notice of such requirement so that Rubicon may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Rubicon waives compliance with the provisions hereof, Davis agrees to furnish only that portion of the Confidential Information which Davis is advised by written opinion of counsel is legally required and exercise Davis’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Davis shall not oppose action by Rubicon to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4

Assurance of Compliance. Davis agrees to represent to Rubicon, in writing, at any time that Rubicon so request, that Davis has complied with the provisions of this section, or any other section of this Agreement.

8.

INDEMNIFICATION OF DAVIS: Rubicon shall, to the maximum extent permitted by law, indemnify and hold Davis harmless against expenses, including reasonable attorney’s fees, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Davis’s employment by Rubicon. Further, Rubicon shall advance to Davis any expense incurred in defending such proceeding to the maximum extent permitted by law.

9.

RETURN OF RUBICON PROPERTY: Davis agrees that upon any termination of his employment, Davis shall return to Rubicon within a reasonable time not to exceed two (2) weeks, any of Rubicon’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Rubicon with whom Davis has had contact or done business.

10.	RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.

11.

NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Rubicon:	Rubicon Financial Incorporated

19200 Von Karman, Suite 350

Irvine, CA 92612

Attn: Chief Executive Office

As to Davis:	Terence Davis
5715 Lemona Ave.
Van Nuys, CA 91411

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 10.

12.	MISCELLANEOUS:

12.1

Entire Agreement. This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

12.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

12.3	Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

12.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

12.5

Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

12.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

12.7	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

12.8	Arbitration.

12.8.1

Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Davis’s employment with Rubicon, including, without limitation (except as expressly excluded below in Section 11.8.2) any claims or disputes by Davis against Rubicon, or by Rubicon against Davis, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by Rubicon; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any Rubicon disciplinary action; any Rubicon decision regarding a Rubicon policy or practice, including but not limited to Davis’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Orange County, California before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

12.8.2

The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Davis for workers’ compensation benefits or for benefits under a Rubicon plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

12.8.3

This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Davis’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Davis’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Rubicon to provide Davis with any type of progressive discipline.

12.9

Titles. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

12.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

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{SIGNATURE PAGE TO FOLLOW}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Rubicon:	Rubicon Financial Incorporated

a Delaware corporation

By: /s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., CEO

Davis:

By: /s/ Terence Davis

Terence Davis

ADDENDUM A

Job Description for Terence Davis

Job Title:	President
Department:	Executive
Reports To:	Chief Executive Officer and Board of Directors

The president shall be the chief operating officer of Rubicon and, subject to the control of board of directors and supervision of the chief executive officer, shall, in general, supervise and control all of the business and affairs of Rubicon. He shall in the absence of the chief executive officer, when present, preside at all meetings of the shareholders. He shall sign, with the secretary, an assistant secretary, or any other proper officer of the corporation thereunto authorized by the board of directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by Rubicon’s bylaws to some other officer or agent of Rubicon, or shall be required by law to! be otherwise signed or executed; and, in general, shall perform all duties incident to the office of president, chief operating officer and such other duties as may be prescribed by the board of directors or the chief executive officer from time to time.

ADDENDUM B

Approved Non-Rubicon Financial Incorporated

Business Activity Exemptions

Description of Business Activity
1.	None.